SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

SONIC INNOVATIONS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

83545 M 109 (CUSIP Number)

December 31, 2003

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the one pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 83545 M 109	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM Capital L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person BB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person BAB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM BioVentures Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person BAB BioVentures, N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands Antilles

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* CO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM BioVentures I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM BioVentures I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM Asset Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 10 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person Medical Portfolio Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 83545 M 109	13G	Page 11 of 15 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. Identification No. Of Above Person MPM Asset Management Investors 1998 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,971,399 (1) 6 SHARED VOTING POWER None 7 SOLE DISPOSITIVE POWER 1,971,399 (1) 8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,399 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%

12	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

STATEMENT ON SCHEDULE 13G

Item 1(a).	Name of Issuer: Sonic Innovations, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2795 East Cottonwood Parkway, Suite 660, Salt Lake City, UT, 84117-7261

Item 2(a).	Names of Person Filing:

MPM Capital L.P.

BB BioVentures L.P.

BAB BioVentures L.P.

MPM BioVentures Parallel Fund, L.P.

BAB BioVentures, N.V.

MPM BioVentures I LP

MPM BioVentures I LLC

MPM Asset Management LLC

Medical Portfolio Management, LLC

MPM Asset Management 1998 LLC

Item 2(b).	Business Mailing Address for the Person Filing:

c/o MPM Capital L.P. 111 Huntington Ave., 31st floor Boston, MA 02199

Item 2(c).	Citizenship:

All entities were organized in Delaware, except BAB BioVentures, N.V., which was formed under the laws of the Netherlands Antilles.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number: 83545 M 109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
Not Applicable

Item 4.	Ownership:

(a) Amount Beneficially Owned:

1,971,399 shares of Common Stock (1)

(b) Percent of Class Owned:

9.8%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: 1,971,399 shares of Common Stock (1)

(ii) shared power to vote or to direct the vote: None

(iii) sole power to dispose or to direct the disposition of: 1,971,399 shares of Common Stock (1)

(iv) shared power to dispose or to direct the disposition of: None

Item 5.	Ownership of Five Percent or Less of a Class:
Not Applicable
Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person’s interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable

Item 8.	Identification and Classification of Members of the Group:
Not Applicable

Item 9.	Notice of Dissolution of Group:
Not Applicable

Item 10.	Certification:
Not Applicable

(1)	Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 1,715,710 shares are held by MPM BioVentures L.P.; 233,019 shares are held by MPM BioVentures Parallel Fund, L.P.; 22,670 shares are held by MPM Asset Management Investors 1998 LLC. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2004

MPM CAPITAL L.P.		BB BIOVENTURES L.P.

By:	Medical Portfolio Management LLC, its General Partner	By:	BAB BioVentures L.P., its General Partner

By:	/s/ LUKE B. EVNIN	By:	BAB BioVentures N.V., its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

BAB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures, N.V., its General Partner	By:	MPM BioVentures I LP, its General Partner

By:	/s/ LUKE B. EVNIN	By:	MPM BioVentures I LLC, its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

BAB BIOVENTURES, N.V.		MPM BIOVENTURES I LP

By:	/s/ LUKE B. EVNIN	By:	MPM BioVentures I LLC, its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

MPM BIOVENTURES I LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ LUKE B. EVNIN	By:	/s/ LUKE B. EVNIN

Name:	Luke B. Evnin	Name:	Luke B. Evnin
Title:	Manager	Title:	Manager

MEDICAL PORTFOLIO MANAGEMENT, LLC		MPM ASSET MANAGEMENT 1998 LLC

By:	/s/ LUKE B. EVNIN	By:	/s/ LUKE B. EVNIN

Name:	Luke B. Evnin	Name:	Luke B. Evnin
Title:	Manager	Title:	Manager

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sonic Innovations Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11 day of February, 2004.

MPM CAPITAL L.P.		BB BIOVENTURES L.P.

By:	Medical Portfolio Management LLC, its General Partner	By:	BAB BioVentures L.P., its General Partner

By:	/s/ LUKE B. EVNIN	By:	BAB BioVentures N.V., its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

BAB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures, N.V., its General Partner	By:	MPM BioVentures I LP, its General Partner

By:	/s/ LUKE B. EVNIN	By:	MPM BioVentures I LLC, its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

BAB BIOVENTURES, N.V.		MPM BIOVENTURES I LP

By:	/s/ LUKE B. EVNIN	By:	MPM BioVentures I LLC, its General Partner

Name:	Luke B. Evnin
Title:	Manager

		By:	/s/ LUKE B. EVNIN

		Name:	Luke B. Evnin
		Title:	Manager

MPM BIOVENTURES I LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ LUKE B. EVNIN	By:	/s/ LUKE B. EVNIN

Name:	Luke B. Evnin	Name:	Luke B. Evnin
Title:	Manager	Title:	Manager

MEDICAL PORTFOLIO MANAGEMENT, LLC		MPM ASSET MANAGEMENT 1998 LLC

By:	/s/ LUKE B. EVNIN	By:	/s/ LUKE B. EVNIN

Name:	Luke B. Evnin	Name:	Luke B. Evnin
Title:	Manager	Title:	Manager